EXHIBIT 99.2
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    BUFFETS HOLDINGS, INC. ANNOUNCES PRICING FOR TENDER OFFER OF ITS 13.875%
                        SENIOR DISCOUNT NOTES DUE 2010

EAGAN, MN, October 20 -- Buffets Holdings, Inc. ("Buffets Holdings") announced today that it has determined the tender offer yield for its outstanding tender offer and related consent solicitation for any and all of its outstanding 13.875% Senior Discount Notes due 2010 (the "Buffets Holdings Notes"). The tender offer yield for the Buffets Holdings Notes tendered and accepted will be 5.395% and was determined as of 10:00 a.m., Eastern Time, on October 20, 2006 by reference to a fixed spread of 0.50% over the Treasury Rate of 4.895%, as determined pursuant to the Offer to Purchase and Consent Solicitation Statement, dated September 15, as amended.

Assuming an early settlement date of November 1, 2006, the total consideration for each $1,000 principal amount at maturity of Buffets Holdings Notes validly tendered and not validly withdrawn at or prior to 9:00 a.m., New York City time, on October 19, 2006, the Early Tender Date, is $901.81, which includes a consent payment of $30 per $1,000 principal amount at maturity of Buffets Holdings Notes. Holders whose Buffets Holdings Notes are validly tendered after the Early Tender Date, but at or prior to 9:00 a.m., New York City time, on November 3, 2006, the Expiration Date for the tender offer, will be eligible to receive the tender offer consideration of $871.81 per $1,000 principal amount at maturity of Buffets Holdings Notes tendered, but will not be eligible to receive the $30 per $1,000 principal amount at maturity consent payment. Closing of the tender offer is subject to: (i) Buffets Holdings and Buffets, Inc. ("Buffets") having available funds sufficient to pay the total consideration with respect to all Buffets Holdings Notes tendered and all notes tendered pursuant to Buffets' tender offer for its 11.25% Senior Subordinated Notes, respectively, from the proceeds of a new notes offering, borrowings under its credit facility and/or real estate financing and (ii) certain other customary conditions.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Buffets Holdings Notes or other securities of either Buffets Holdings or Buffets. The offer is being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated September 15, 2006 and related applicable Consent and Letter of Transmittal, as amended. Copies of documents may be obtained from Morrow & Co., Inc., the information agent for the tender offer and consent solicitation, at (800) 607-0088 (toll free).

Forward-looking Statements

The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions, negative publicity, the impact of competition, the seasonality of Buffets Holdings' business, adverse weather conditions, failure to realize the cost savings from its acquisition of Ryan's Restaurant Group, Inc., future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, public health developments including avian flu, government regulations, and inflation. For a detailed

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discussion of risks and uncertainties that you should consider, please refer to the "Risk Factors/Forward-Looking Statements" section contained in Buffets Holdings' Form 10-K which was filed with the Securities and Exchange Commission on September 20, 2006.

The statements in this release reflect Buffets Holdings' current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

About Buffet Holdings

Buffets currently operates 340 restaurants in 32 states comprised of 331 buffet restaurants and nine Tahoe Joe's Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchises eighteen buffet restaurants in seven states.

CONTACT:
Buffets Holdings, Inc.
A. Keith Wall
Chief Financial Officer
(651) 365-2784